Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MIND SOLUTIONS, INC., a Nevada corporation,

MIND SOLUTIONS INC., an Ontario corporation,

VOIS, INC.,

and

MiND SOLUTIONS ACQUISITION CORP.

Dated as of October 19, 2012

(i)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of October 19, 2012 (“Agreement Date”) among: MIND SOLUTIONS, INC., a Nevada corporation (“Mind Solutions”); MIND SOLUTIONS INC., an Ontario corporation (the “Mind Solutions Stockholder”); VOIS, INC., a Florida corporation (“Parent”); and MIND SOLUTIONS ACQUISITION CORP., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

A.          The Boards of Directors of Mind Solutions, Parent and Merger Sub believe it is advisable and in the best interests of their respective companies and the stockholders of their respective companies that Mind Solutions and Merger Sub combine into a single company through the merger of Merger Sub and Mind Solutions. In furtherance thereof, the Parties agreed upon a plan for Parent to acquire Mind Solutions through the merger of Merger Sub with and into Mind Solutions, with Mind Solutions to survive as a wholly-owned subsidiary of Parent (the “Merger”).

B.          The Merger was unanimously approved by unanimous written consent of the Board of Directors of Parent, by unanimous written consent of the Board of Directors and sole stockholder of Merger Sub, by unanimous written consent of the Board of Directors of Mind Solutions, and by unanimous written consent of the Board of Directors of the Mind Solutions Stockholder .

C.          It is intended that the Merger shall comply with the requirements of the Nevada Statutes (as defined below) and to the extent applicable (if at all) the Florida Statutes (as defined below) as a statutory merger.

D.          It is intended that the acquisition of Mind Solutions by Parent pursuant hereto shall qualify as a reverse subsidiary merger under the provisions of Section 368(a)(2)(E) of the Code (as defined below).

NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties do hereby agree as follows:

DEFINITIONS

“Affiliate” shall mean, as to any Person, any other Person controlled by, under the control of, or under common control with, such Person. As used in this definition, “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns or holds directly or indirectly five per cent (5%) or more of the voting securities or five per cent (5%) or more of the partnership or other equity interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such other Person.

“Aggregate Common Shares” shall mean the total number of shares of Mind Solutions Common Stock issued and outstanding as of the Agreement Date.

(1)

“Agreement” means this Agreement and Plan of Merger.

“Applicable Law” or “Applicable Laws” means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, principles of common law, requirements and Orders adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body having jurisdiction over a specified Person or any of such Person’s properties or assets.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a Material Adverse Effect in the benefits to such Person under this Agreement and the Merger.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract.

“Business” means Mind Solutions’ business of development, marketing and sale for profit of cognitive thought interactive software for video gaming and medical application users.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Florida are permitted or required to be closed.

“Certificates” has the meaning set forth in Section 3.3(b).

“Closing” means the exchange of shares of Mind Solutions Common Stock for the Merger Consideration as set forth herein, to occur as soon after the Effective Time as is practicable for the Parties. Closing is further defined in Section 2.3.

“Closing Date” shall mean the date on which the Closing is completed.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competing Transaction” has the meaning set forth in Section 8.6.

“Confidential Information” means any information pertaining to the business, operations, marketing, customers, financing, forecasts and plans of any Party provided to or learned by any other Party during the course of negotiation of the Merger. Information shall be treated as Confidential Information whether such information has been marked “confidential” or in a similar manner.

“Consent” means any approval, consent, license, permits, ratification, waiver or other authorization.

(2)

“Contract” means any agreement, contract, lease, license, consensual obligation, promise, undertaking, understanding, commitment, arrangement, instrument or document (whether written or oral and whether express or implied), whether or not legally binding.

“Disclosure Schedules” means the disclosure schedules delivered by each Party to the other Parties as required by this Agreement on the Agreement Date and initialed by the Parties, as subsequently updated or supplemented by the Parties prior to the Closing. The Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement. The Disclosure Schedules shall be attached hereto as Exhibit 1 and by reference made a part hereof.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefit Plan” has the meaning set forth in ERISA Section 3(3).

“Encumbrance” means and includes:

with respect to any personal property, any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof, interest or other right or claim of third parties, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future; and

with respect to any real property (whether and including owned real estate or Leased Real Estate), any mortgage, lien, easement, interest, right-of-way, condemnation or eminent domain proceeding, encroachment, any building, use or other form of restriction, encumbrance or other claim (including adverse or prescriptive) or right of Third Parties (including Governmental Bodies), any lease or sublease, boundary dispute, and agreements with respect to any real property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued by the Department of Labor pursuant to ERISA or any successor law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means American Stock Transfer, Inc.

“Exchange Ratio” has the meaning set forth in 3.1(c).

“Florida Statutes” means the 2012 Florida Statutes; Title XXXVI, Business Organizations; Chapter 607, Corporations, The Florida Business Corporation Act.

(3)

“GAAP” means at any particular time generally accepted accounting principles in the United States, consistently applied on a going concern basis, using consistent audit scope and materiality standards.

“Governing Documents” means with respect to any particular entity, the articles or certificate of incorporation and the bylaws; all certificates of designations of classes and series of stock for the entity; equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and any amendment, supplement, correction, or restatement of any of the foregoing.

“Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law.

“Governmental Body” means: (i) nation, state, county, city, town, borough, village, district, tribe or other jurisdiction; (ii) federal, state, local, municipal, foreign, tribal or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (iv) multinational organization or body; (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (vi) official of any of the foregoing.

“Improvements” means all buildings, structures, fixtures and improvements located on Land, including those under construction.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge of Mind Solutions” means actual knowledge of Brent Fouch without independent investigation by Brent Fouch.

“Knowledge of Mind Solutions Stockholder” means actual knowledge of Brent Fouch without independent investigation by Brent Fouch.

“Knowledge of Parent” means actual knowledge of Mark Lucky without independent investigation by Mark Lucky.

“Land” means all parcels and tracts of land in which any Person has an ownership or leasehold interest.

“Material Adverse Effect” means, in connection with any Person, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, liabilities, revenues, income, business, operations, results of operations or prospects of such Person, taken as a whole.

(4)

“Merger” has the meaning set forth in Recital A.

“Merger Consideration” has the meaning set forth in Section 3.1(c).

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 6.4.

“Mind Solutions” has the meaning set forth in the preamble.

“Mind Solutions Balance Sheet” has the meaning set forth in Section 4.6(b).

“Mind Solutions Board” has the meaning set forth in Section 4.4.

“Mind Solutions Common Stock” has the meaning set forth in Section 4.3.

“Mind Solutions Contracts” has the meaning set forth in Section 4.15.

“Mind Solutions Employee Plans” has the meaning set forth in Section 4.18.

“Mind Solutions Financial Information” has the meaning set forth in Section 4.6.

“Mind Solutions Intellectual Property” has the meaning set forth in Section 4.13(a).

“Mind Solutions Options” means all issued and outstanding options (including commitments to grant options), whether vested or unvested, to acquire shares of Mind Solutions Common Stock.

“Mind Solutions Preferred Stock” has the meaning set forth in Section 4.3.

“Mind Solutions Stockholder” is the Person listed in Exhibit 2 attached.

“Mind Solutions Tax Affiliate” has the meaning set forth in Section 4.8(a).

“Nevada Statutes” means the Nevada Revised Statutes; Title 7 – Business Associations; Securities; Commodities.

“Order” means any writ, directive, order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (ii) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (iii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

(5)

“Parent” has the meaning given in the preamble above.

“Parent Business” means Parent’s business as a platform for the trading of goods and services in worldwide commerce, as an international bourse for these purposes.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Contracts” has the meaning set forth in Section 6.1(o).

“Parent Employee Plans” has the meaning set forth in Section 6.1(r)(i).

“Parent Financial Information” has the meaning set forth in Section 6.1(f).

“Parent Intellectual Property” has the meaning set forth in Section 6.1(m).

“Parent SEC Reports” has the meaning set forth in Section 6.1(n).

“Parent Tax Affiliate” has the meaning set forth in Section 6.1(h)(i).

“Party” or “Parties” means Mind Solutions, the Mind Solutions Stockholder, Parent and/or Merger Sub.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, limited liability limited partnership, joint venture, trust or unincorporated organization, joint stock corporation or other similar organization, Governmental Body, or any other legal entity.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Real Property” means any Land and Improvements and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of any Land, including all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Real Property Lease” means any lease or rental agreement pertaining to the occupancy of any improved space on any Land.

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

(6)

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, security interest, Encumbrance, charge, claim, or other lien, other than: (a) mechanic’s, materialmen’s and similar liens; (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate Proceedings; (c) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (d) liens arising in connection with sales of foreign receivables; (e) liens on goods in transit incurred pursuant to documentary letters of credit; (f) purchase money liens and liens securing rental payments under capital lease arrangements; and (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Stockholders” means the holders of all issued and outstanding shares of Mind Solutions Common Stock.

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person the securities or other interests of which have the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise have the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), held by the Owner or one or more of its Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by a Party (wherever located and whether or not carried on a Party’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” or “Taxes” means, with respect to any Person: (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, commercial rent, premium, property or windfall profit taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such person (if any); and (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of (A) being a “transferee” (within the meaning of Section 6901 of the Code or any Applicable Law) of another person, (B) being a member of an affiliated, combined or consolidated group or (C) a contractual arrangement or otherwise.

(7)

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means a Person that is not a Party to this Agreement.

THE MERGER

The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Nevada Statutes and, to the extent applicable, the Florida Statutes (if at all), at the Effective Time, Merger Sub shall be merged with and into Mind Solutions. Following the Effective Time, the separate existence of Merger Sub shall cease, and Mind Solutions shall continue as the surviving corporation in the Merger (hereinafter sometimes referred to as the “Surviving Corporation”) as a business corporation incorporated under the laws of the State of Nevada under the name “MIND SOLUTIONS, INC.” and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the Nevada Statutes.

Effective Time Of The Merger. The Merger shall become effective at such time (the “Effective Time”) as a duly executed Articles of Merger, in form and substance reasonably acceptable to Parent and Mind Solutions (the “Articles of Merger”), is filed with the Secretary of State for the State of Nevada.

Closing. The Closing shall take place as soon as practicable, and in no event later than five (5) business days after the satisfaction or waiver of each of the conditions set forth in Article X below or at such other time as the parties agree (the “Closing Date”). The Closing shall take place at the offices of VOIS Inc., 22900 Shaw Road, Suite 111, Sterling, VA 20166. The Closing Date will be on the date and at the time to be agreed upon by the Parties, consistent with the requirements of this Section 2.3.

2.4	Surviving Corporation. The Articles of Incorporation of Mind Solutions, as the same have been amended by Certificates of Amendment from time to time, shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the Nevada Statutes.

The By-laws of Mind Solutions shall be the By-laws of the Surviving Corporation until duly amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and the Nevada Statutes.

Those individuals set forth on Schedule 2.4 shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and By-laws.

(8)

Those individuals set forth on Schedule 2.4 shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and By-laws.

If at any time after the Effective Time, any party shall consider that any further deeds, assignments, conveyances, agreements, documents, instruments or assurances in law or any other things are necessary or desirable to vest, perfect, confirm or record in the Surviving Corporation the title to any property, rights, privileges, powers and franchises of Merger Sub by reason of, or as a result of, the Merger, or otherwise to carry out the provisions of this Agreement, then the remaining parties, as applicable, shall execute and deliver, upon request, any instruments or assurances, and do all other things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in the Surviving Corporation, and otherwise to carry out the provisions of this Agreement.

EFFECT OF THE MERGER

1.1           Effect on Shares and Merger Sub Capital Stock. As at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Mind Solutions, Merger Sub, or the Mind Solutions Stockholder: (a) Each issued and outstanding share of Parent Common Stock immediately prior to the Effective Time shall remain outstanding and unaffected as issued and outstanding shares of Parent.

(a)           Each share of Mind Solutions Common Stock held in the treasury of Mind Solutions shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b)           Each share of Mind Solutions Common Stock, issued and outstanding as of immediately prior to the Effective Time, shall be converted into, and become exchangeable for the right to receive consideration (the “Merger Consideration”), consisting of 1,960 shares (the “Exchange Ratio”) of Parent Common Stock. Set forth on Schedule 3.1(b) is the name of the single holder of Mind Solutions Common Stock and the number of shares owned by said Mind Solutions Stockholder. After the Effective Time, all shares of Mind Solutions Common Stock shall no longer be outstanding and shall automatically be canceled and retired, and the holder of the certificate or certificates representing any such shares shall cease to have any rights with respect thereto other than (i) the right to receive shares of Parent Common Stock to be issued in consideration therefor upon the surrender of such certificate(s), and (ii) any dividends and other distributions in accordance with Section 3.4(c).

(c)           Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as each share so converted, and shall thereupon constitute the only outstanding shares of capital stock of the Surviving Corporation.

Adjustment of the Exchange Ratio. In the event that, prior to the Effective Date, any stock split, combination, reclassification or stock dividend with respect to Parent Common Stock, any change or conversion of Parent Common Stock into other securities or any other dividend or distribution with respect to the Parent Common Stock should occur or, if a record date with respect to any of the foregoing should occur, appropriate and proportionate adjustments shall be made to the Exchange Ratio, and thereafter all references to the Exchange Ratio shall be deemed to be to such Exchange Ratio as so adjusted.

(9)

Exchange Procedures, Distributions with Respect to Unexchanged Shares, Stock Transfer Books.

As of the Effective Time, Parent shall deposit with the Exchange Agent for the benefit of the holders of shares of Mind Solutions Common Stock, certificates representing the shares of the Parent Common Stock to be issued pursuant to Section 3.1(c) in exchange for the shares of Mind Solutions Common Stock.

As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to send to each Person who was, at the Effective Time, a holder of record of certificates which represented outstanding Mind Solutions Common Stock (the “Certificates”) which shares were converted into the right to receive Parent Common Stock pursuant to Section 3.1, a letter of transmittal which (i) shall specify that delivery shall be effected and risk of loss and title to such Certificates shall pass, only upon actual delivery thereof to the Exchange Agent and (ii) shall contain instructions for use in effecting the surrender of the Certificates. Upon surrender to the Exchange Agent of Certificates for cancellation, together with such letter of transmittal duly executed, such holder shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Parent Common Stock into which the Mind Solutions Common Stock represented by the surrendered Certificate shall have been converted at the Effective Time and (B) certain dividends and distributions in accordance with Section 3.4(c), and the Certificates so surrendered shall then be canceled. Subject to Section 3.4(c) and Section 3.5, until surrendered as contemplated by this Section 3.4(b), each Certificate, from and after the Effective Time, shall be deemed to represent only the right to receive, upon such surrender, the number of shares of Parent Common Stock into which such Mind Solutions Common Stock shall have been converted.

No dividend or other distribution declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to any holder entitled by reason of the Merger to receive certificates representing Parent Common Stock until such holder shall have surrendered its Certificates pursuant to this Section 3.4. Subject to applicable law, following surrender of any such Certificate, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by the certificate received by such holder and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or after such surrender.

If any certificate representing shares of Parent Common Stock or any cash is to be issued or paid to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition to such exchange that such surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer and such Person either (i) shall pay to the Exchange Agent any transfer or other taxes required as a result of the issuance of such certificates of Parent Common Stock and the distribution of such cash payment to such Person or (ii) shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Mind Solutions Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Mind Solutions Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent. All amounts in respect of taxes received or withheld by Parent shall be disposed of by Parent in accordance with the Code or such state, local or foreign tax law, as applicable.

(10)

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of Parent may impose. Parent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock as determined under Section 3.1(c) and pay any cash, dividends and distributions as determined in accordance with Section 3.4(c) and Section 3.5 in respect of such Certificate. When authorizing such issue of shares of Parent Common Stock (and payment of any such cash, dividends and distribution) in exchange for such Certificate, the Board of Directors of Parent (or any authorized officer thereof) may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give Parent a bond in such sum as the Board of Directors may direct as indemnity against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed.

At the close of business on the day on which the Effective Time occurs, the stock transfer books of Mind Solutions shall be closed and thereafter there shall be no further registration of transfers of shares of Mind Solutions Common Stock on the records of Mind Solutions. From and after the Effective Time, the holders of shares of Mind Solutions Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.

Holders of unsurrendered Certificates who were the registered holders at the Effective Time shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates and such a fractional share shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of Parent. In lieu of receiving any such fractional share, each holder of Mind Solutions Common Stock who would otherwise have been entitled thereto upon the surrender of Certificates for exchange will have any such fractional share rounded up to the next single whole share amount.

No Further Ownership Rights in Mind Solutions Common Stock. All shares of Parent Common Stock delivered upon the surrender for exchange of any Certificate in accordance with the terms hereof shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Mind Solutions Common Stock previously represented by such Certificate.

(11)

REPRESENTATIONS AND WARRANTIES OF Mind Solutions

As a material inducement for Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, Mind Solutions makes the following representations and warranties as of the Agreement Date and through and including the Closing Date, each and all being made to the best of the Knowledge of Mind Solutions, each of which is relied upon by Parent and Merger Sub, regardless of any investigation made or information obtained by Parent or Merger Sub (unless and to the extent specifically and expressly waived in writing by Parent or Merger Sub on or before the Closing Date):

Organization and Good Standing. Mind Solutions is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Mind Solutions is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and the failure to be so qualified would have a Material Adverse Effect on Mind Solutions. Schedule 4.1 contains a complete and accurate list of every jurisdiction in which Mind Solutions is qualified to do business.

Corporate Documents. Schedule 4.2 shall consist of true and correct copies of:

(a)           the Governing Documents, as amended, corrected and restated from time to time, of Mind Solutions;

(b)           the minute book of Mind Solutions containing the existing records of certain Proceedings, Consents, actions and meetings of the shareholders and the Mind Solutions Board; and

(c)            a shareholder list setting forth all owners of the capital stock of Mind Solutions as they appear in the stock records of Mind Solutions.

Capitalization of Mind Solutions. The entire authorized capital stock of Mind Solutions consists of 500,000,000,000 shares. Mind Solutions is authorized to issue 450,000,000 shares of common stock having a par value of $0.001 per share (“Mind Solutions Common Stock”), of which 100,000 shares are issued and outstanding. Mind Solutions is authorized to issue 50,000,000 shares of preferred stock having a par value of $0.001 per share (“Mind Solutions Preferred Stock”). No shares of Mind Solutions Preferred Stock are issued and outstanding. All of Mind Solutions’s issued and outstanding shares of Mind Solutions Common Stock have been duly authorized, are validly issued, fully paid and non-assessable, and are held of record by the stockholder listed on Exhibit 2. There are no: (a) Mind Solutions stock option plans; (b) other options to purchase Mind Solutions Common Stock; (c) option plans under which any Person may purchase Mind Solutions Preferred Stock; and (d) options to purchase Mind Solutions Preferred Stock. To the knowledge of Mind Solutions, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, registration rights or other agreements or commitments to which Mind Solutions is a party or which are binding upon Mind Solutions providing for the issuance, disposition or acquisition of any of its capital stock, nor any outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Mind Solutions.

(12)

Authorization of Transaction. Mind Solutions has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. At the Effective Time, this Agreement shall be duly and validly authorized by all necessary action on the part of Mind Solutions in accordance with Applicable Laws and Mind Solutions’s Governing Documents. This Agreement constitutes the valid and legally binding obligation of Mind Solutions, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally. Other than filing the appropriate Articles of Merger, Mind Solutions does not need to give any notice to, make any filing with, or obtain any Consent of any Governmental Body in order to consummate the Merger. The Board of Directors of Mind Solutions (the “Mind Solutions Board”) has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and has taken all corporate actions required to be taken by the Mind Solutions Board for the consummation of the Merger.

Noncontravention. Neither the execution and delivery of this Agreement, nor consummation of the Merger, by Mind Solutions will:

violate any Applicable Law, Order, stipulation, charge or other restriction of any Governmental Body to which Mind Solutions is subject or any provision of its Governing Documents; or

Conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Mind Solutions is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, Breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the financial condition of Mind Solutions or on the ability of the Parties to consummate the Merger.

Mind Solutions Financial Information. Schedule 4.6 shall include the following financial information (collectively, the “Mind Solutions Financial Information”):

audited consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity and cash flow, as of and for the fiscal years ended December 31, 2011, December 31, 2010; and

unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity and cash flow as of and for six (6) months ended June 30, 2012 (the “Mind Solutions Balance Sheet”) for Mind Solutions. The Mind Solutions Financial Information presents fairly the financial condition of Mind Solutions as of such dates and the results of operations of Mind Solutions for such periods, in accordance with GAAP and are consistent with the books and records of Mind Solutions (which books and records are correct and complete in all material respects).

(13)

Events Subsequent to Mind Solutions Balance Sheet. Since the date of the Mind Solutions Balance Sheet, there has not been, occurred or arisen, with respect to Mind Solutions:

any change or amendment in its Governing Documents;

any reclassification, split up or other change in, or amendment of or modification to, the rights of the holders of any of its capital stock;

any direct or indirect redemption, purchase or acquisition by any Person of any of its capital stock or of any interest in or right to acquire any such stock;

any issuance, sale, or other disposition of any capital stock, or any grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any capital stock;

any declaration, set aside, or payment of any dividend or any distribution with respect to its capital stock (whether in cash or in kind) or any redemption, purchase, or other acquisition of any of its capital stock;

the organization of any Subsidiary or the acquisition of any shares of capital stock by any Person or any equity or ownership interest in any business;

any damage, destruction or loss of any of the its properties or assets whether or not covered by insurance;

any sale, lease, transfer, or assignment of any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

the execution of, or any other commitment to any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

any acceleration, termination, modification, or cancellation of any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which it is a party or by which it is bound;

any Security Interest or Encumbrance imposed upon any of its assets, tangible or intangible;

any grant of any license or sublicense of any rights under or with respect to any Mind Solutions Intellectual Property;

any sale, assignment or transfer (including transfers to any employees, affiliates or shareholders) of any Mind Solutions Intellectual Property;

any capital expenditure (or series of related capital expenditures) involving more than $10,000 and outside the Ordinary Course of Business;

(14)

any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $10,000 and outside the Ordinary Course of Business;

any issuance of any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $10,000;

any delay or postponement of the payment of accounts payable or other liabilities;

any cancellation, compromise, waiver, or release of any right or claim (or series of related rights and claims) involving more than $10,000 and outside the Ordinary Course of Business;

any loan to, or any entrance into any other transaction with, any of its directors, officers, and employees either involving more than $1,000 individually or $5,000 in the aggregate;

the adoption, amendment, modification, or termination of any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken away any such action with respect to any other Employee Benefit Plan);

any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

any increase in the base compensation of any of its directors, officers, and employees;

any charitable or other capital contribution in excess of $2,500;

any taking of other action or entrance into any other transaction other than in the Ordinary Course of Business, or entrance into any transaction with any insider of Mind Solutions;

any other event or occurrence that may have or could reasonably be expected to have a Material Adverse Effect on Mind Solutions (whether or not similar to any of the foregoing); or

any agreement or commitment, whether in writing or otherwise, to do any of the foregoing.

Tax Matters.

Mind Solutions and each other Person included in any consolidated or combined Tax Return and part of an affiliated group, within the meaning of Section 1504 of the Code, of which Mind Solutions is or has been a member (“Mind Solutions Tax Affiliate”), for the years that it was a Mind Solutions Tax Affiliate:

has timely paid or caused to be paid all Taxes required to be paid by it though the Agreement Date and as of the Closing Date (including any Taxes shown due on any Tax Return);

(15)

has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and all tax returns filed on behalf of Mind Solutions and each Mind Solutions Tax Affiliate were complete and correct in all material respects; and

has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

Mind Solutions has previously delivered true, correct and complete copies of all Federal Tax Returns filed by or on behalf of Mind Solutions through the Agreement Date for the periods ending on or after December 31, 2008.

since January 1, 2009, neither Mind Solutions nor any Mind Solutions Tax Affiliate (for the years that it was a Mind Solutions Tax Affiliate) has been notified by the IRS or any other Governmental Body that any issues have been raised (and no such issues are currently pending) by the IRS or any other Governmental Body in connection with any Tax Return filed by or on behalf of Mind Solutions or any Mind Solutions Tax Affiliate; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to Mind Solutions or any Mind Solutions Tax Affiliate (for years that it was a Mind Solutions Tax Affiliate); no Tax liens have been filed against Mind Solutions or unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against Mind Solutions or any Mind Solutions Tax Affiliate (for the years that it was a Mind Solutions Tax Affiliate);

full and adequate accrual has been made (A) on the Mind Solutions Balance Sheet, and the books and records of Mind Solutions for all income taxes currently due and all accrued Taxes not yet due and payable by Mind Solutions for all periods ending on or prior to the Mind Solutions Balance Sheet Date, and (B) on the books and records of Mind Solutions for all Taxes payable by Mind Solutions for all periods beginning after the Mind Solutions Balance Sheet Date;

Mind Solutions has not incurred any liability for Taxes from and after the Mind Solutions Balance Sheet Date other than Taxes incurred in the Ordinary Course of Business and consistent with past practices;

Mind Solutions has not (A) made an election (or had an election made on its behalf by another person) to be treated as a “consenting corporation” under Section 341(f) of the Code or (B) a “personal holding company” within the meaning of Section 542 of the Code;

Mind Solutions has complied in all material respects with all Applicable Laws relating to the collection or withholding of Taxes (such as Taxes or withholding of Taxes from the wages of employees);

Mind Solutions has no liability in respect of any Tax sharing agreement with any Person and all Tax sharing agreements to which Mind Solutions has been bound have been terminated;

(16)

Mind Solutions has not incurred any liability to make any payments either alone or in conjunction with any other payments that:

shall be non-deductible under, or would otherwise constitute a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state local or foreign Applicable Law related to Taxes); or

are or may be subject to the imposition of an excise Tax under Section 4999 of the Code;

Mind Solutions has not agreed to (nor has any other Person agreed to on its behalf) and is not required to make any adjustments or changes on, before or after the Closing Date, to its accounting methods pursuant to Section 481 of the Code, and the IRS has not proposed any such adjustments or changes in the accounting methods of Mind Solutions;

no claim has been made within the last three (3) years by any taxing authority in a jurisdiction in which Mind Solutions does not file Tax Returns that Mind Solutions is or may be subject to taxation by that jurisdiction;

the consummation of the Merger will not trigger the realization or recognition of intercompany gain or income to Mind Solutions under the Federal consolidated return regulations with respect to Federal, state or local taxes; and

Mind Solutions is not currently, nor has it been at any time during the previous five years, a “U.S. real property holding corporation” and, therefore, shares of Mind Solutions Common Stock are not “U.S. real property interests,” as such terms are defined in Section 897 of the Code.

Mind Solutions is a C-corporation and has maintained its status as a C-corporation since its inception.

Mind Solutions is not and was not at any time since its inception a foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Code or the regulations issued thereunder; neither the Mind Solutions Common Stock [nor the Mind Solutions Preferred Stock] constitutes a “Mind Solutions States real property interest” within the meaning of Sections 897(c) or 1445 of the Code or the regulations issued thereunder; none of the Mind Solutions Stockholder or Mind Solutions Optionholders is a foreign person as that term is defined in the Code or the regulations issued thereunder; and neither Parent nor Merger Sub will be required to withhold Taxes from any portion of the Merger Consideration on the grounds that one or more of the Mind Solutions Stockholder or Mind Solutions Optionholders is a foreign person, as that term is defined in the Code or the regulations issued thereunder.

Title to Assets. Mind Solutions has good and marketable title to, or a valid leasehold interest in, the properties and assets owned or leased and used by it to operate the Business in the manner presently operated by Mind Solutions, as reflected in the Mind Solutions Financial Information.

Real Property. Mind Solutions does not own or hold an ownership interest in any Real Property.

(17)

Leased Real Property. Schedule 4.11 contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Mind Solutions has a leasehold interest and an accurate description (by location, name of lessor, date of lease and term expiration date) of all Real Property Leases pursuant to which Mind Solutions has a leasehold interest.

Condition of Facilities.

Use of the Real Property of Mind Solutions for the various purposes for which it is presently being used is permitted as of right under all Applicable Laws related to zoning and is not subject to “permitted nonconforming” use or structure classifications. All Improvements are in material compliance with all Applicable Laws, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects. No part of any Improvement encroaches on any real property not included in the Real Property of Mind Solutions, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land.

Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. All Tangible Personal Property used in the Business is in the possession of Mind Solutions.

Mind Solutions Intellectual Property.

Subject to the conditions set forth in Section 4.13(f) below, Mind Solutions owns, or is licensed or otherwise possesses legal enforceable rights to use all: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; and (vi) Internet web sites, domain names and applications and registrations pertaining thereto (collectively, “Mind Solutions Intellectual Property”) that are used in the Business except for any such failures to own, be licensed or process that would not be reasonably likely to have a Material Adverse Effect.

Subject to the conditions set forth in Section 4.13(f) below, except as may be evidenced by patents issued after the Agreement Date, there are no conflicts with or infringements of any material Mind Solutions Intellectual Property by any third party and the conduct of the Business as currently conducted does not conflict with or infringe any proprietary right of a third party.

(18)

Subject to the conditions set forth in Section 4.13(f) below, Schedule 4.13(c) sets forth a complete list of all patents, registrations and applications pertaining to the Mind Solutions Intellectual Property owned by Mind Solutions. Except as set forth on Schedule 4.13(c), all such Mind Solutions Intellectual Property listed is owned by Mind Solutions, free and clear of liens or Encumbrances of any nature.

Subject to the conditions set forth in Section 4.13(f) below, Schedule 4.13(d) sets forth a complete list of all material licenses, sublicenses and other agreements in which Mind Solutions has granted rights to any person to use the Mind Solutions Intellectual Property. Mind Solutions will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in Breach of any license, sublicense or other agreement relating to the Mind Solutions Intellectual Property.

Subject to the conditions set forth in Section 4.13(f) below, Mind Solutions owns or has the right to use all software currently used in and material to the Business.

(f) Parent, Mind Solutions and the Mind Solutions Stockholder acknowledge and agree that the Mind Solutions Intellectual Property is a valuable asset that should not be squandered or subjected to inappropriate risks. To that end, and in order to maximize value for Parent’s shareholders, the parties agree to the protections contained in this Section 4.13(f). Mind Solutions’s rights to the Mind Solutions Intellectual Property as represented in Sections 4.13(a), (b), (c), (d), and (e) above are subject to the following conditions: (i) as of the Effective Time, Mind Solutions’s rights to Mind Solutions Intellectual Property derive from certain executory contracts under which Mind Solutions may elect to become licensee of Mind Solutions Intellectual Property, all of which is held by certain third party licensors; (ii) Mind Solutions is obligated to exercise the rights to become licensee of the Mind Solutions Intellectual Property, without payment of additional consideration therefor, if the conditions to Mind Solutions Intellectual Property execution (“Conditions to Mind Solutions Intellectual Property Execution”) are fulfilled; (iii) these Conditions to Mind Solutions Intellectual Property Execution are: resolution of all litigation and judgments pending against Parent, as disclosed in Section 6.13(q), on or before January 31, 2013, so that no litigation or judgments against Parent are pending as of January 31, 2013. If the Conditions to Mind Solutions Intellectual Property Execution are not resolved on or before January 31, 2013, Parent and Mind Solutions shall thereafter have no obligation to become the licensee of the Mind Solutions Intellectual Property.

Affiliate Transactions. No officer, director, or employee of Mind Solutions or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by any of such persons), has any agreement with Mind Solutions or any interest in any of their property of any nature, used in or pertaining to the Business (other than the ownership of capital stock of the corporation as disclosed in Section 4.3). None of the foregoing Persons has any direct or indirect interest in any competitor, supplier or customer of Mind Solutions or in any Person from whom or to whom Mind Solutions leases any property or transacts business of any nature.

(19)

Contracts. Schedule 4.15 is a true, complete and accurate list of all written Contracts executed by an officer or duly authorized employee of Mind Solutions or to which Mind Solutions is a party either:

involving more than $10,000, or

in the nature of a collective bargaining agreement, employment agreement, or severance agreement with any of its directors, officers and employees.

Mind Solutions has or will deliver prior to Closing to Parent a correct and complete copy of each Contract listed in Schedule 4.15 (the “Mind Solutions Contracts”). Except as disclosed in Schedule 4.15: (i) Mind Solutions has fully complied with all material terms of the Mind Solutions Contracts; (ii) to the Knowledge of Mind Solutions, other parties to the Mind Solutions Contracts have fully complied with the terms of the Mind Solutions Contracts; and (iii) there are no disputes or complaints with respect to, nor has Mind Solutions received any written notices that any other party to, the Mind Solutions Contracts is terminating, intends to terminate or is considering terminating, any of the Mind Solutions Contracts listed or required to be listed in Schedule 4.15.

Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Mind Solutions.

Litigation.

There is no pending or, to the Knowledge of Mind Solutions, threatened Proceeding:

by or against Mind Solutions or that otherwise relates to or may affect the Business which, if adversely determined, would have a Material Adverse Effect; or

that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger.

To the Knowledge of Mind Solutions, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

Except as set forth in Schedule 4.17(b):

there is no material Order to which Mind Solutions or the Business is subject; and

to the Knowledge of Mind Solutions, no officer, director, agent or employee of Mind Solutions is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

Except as set forth in Schedule 4.17(c):

Mind Solutions has been and is in compliance with all of the terms and requirements of each Order to which it or the Business is or has been subject;

No event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Mind Solutions or the Business is subject; and

(20)

Mind Solutions has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Mind Solutions or the Business is subject.

Employee Benefits.

Schedule 4.18 lists all material (i) Employee Benefit Plans of Mind Solutions, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of Mind Solutions, in the case of a plan described in (i) or (ii) above, that is currently maintained by Mind Solutions or with respect to which Mind Solutions has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “Mind Solutions Employee Plans”). Mind Solutions has heretofore made available to Parent true and complete copies of the Mind Solutions Employee Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

Except as set forth on Schedule 4.18(b), no Mind Solutions Employee Plan is (1) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (2) a “multiple employer plan” within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (3) is subject to Title IV of ERISA or Section 412 of the Code.

Except as set forth on Schedule 4.18(c), there is no Proceeding pending or, to the Knowledge of Mind Solutions, threatened against the assets of any Mind Solutions Employee Plan or, with respect to any Mind Solutions Employee Plan, against Mind Solutions other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect, and, to the Knowledge of Mind Solutions there, is no Proceeding pending or threatened in writing against any fiduciary of any Mind Solutions Employee Plan other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect.

Each of the Mind Solutions Employee Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

Each of the Mind Solutions Employee Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS.

Except as set forth on Schedule 4.18(f), no director, officer, or employee of Mind Solutions will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Mind Solutions Employee Plan solely as a result of consummation of the Merger.

(21)

Banking Relationships. Schedule 4.19 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Mind Solutions maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to have access thereto, draw thereon or make withdrawals therefrom.

Insurance. Schedule 4.20 is an accurate and complete description of all policies of insurance of any kind or nature, including, but not limited to, fire, liability, workmen’s compensation and other forms of insurance owned or held by or covering Mind Solutions or all or any portion of its property and assets.

Employees.

Schedule 4.21 contains a complete and accurate list of each employee of Mind Solutions, including each employee on leave of absence or layoff status, and such employee’s name, job title, date of hiring or engagement, date of commencement of employment or engagement, current compensation paid or payable, and service credited for purposes of vesting and eligibility to participate under any Mind Solutions Employee Plan, or any other employee or director benefit plan.

To the Knowledge of Mind Solutions, no officer, director, agent, employee, consultant, or contractor of Mind Solutions is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Mind Solutions or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Mind Solutions is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Mind Solutions or Parent to conduct the Business as heretofore carried on by Mind Solutions.

Labor Relations. Mind Solutions is not a party to any collective bargaining or similar agreement. To the Knowledge of Mind Solutions, there are no strikes, work stoppages, unfair labor practice charges or grievances pending or threatened against Mind Solutions by any employee of Mind Solutions or any other Person or entity. Mind Solutions believes that its relationship with its employees is good.

Legal Compliance.

To the Knowledge of Mind Solutions, Mind Solutions is in material compliance with all Applicable Laws (including rules and regulations thereunder) of any Governmental Bodies having jurisdiction over Mind Solutions, including any requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension and securities matters.

Schedule 4.23(b) contains a complete and accurate list of each Governmental Authorization that is held by Mind Solutions or that otherwise relates to the Business. Each Governmental Authorization listed or required to be listed in Schedule 4.23(b) is valid and in full force and effect. The Governmental Authorizations listed in Schedule 4.23(b) collectively constitute all of the Governmental Authorizations necessary to permit Mind Solutions to lawfully conduct and operate the Business.

Brokers’ Fees. Mind Solutions has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Merger for which Mind Solutions, Parent or Merger Sub could become liable or obligated.

(22)

Undisclosed Liabilities. To the Knowledge of Mind Solutions, it has no liability (and to the Knowledge of Mind Solutions, there is no basis for any present or future Proceeding, charge, complaint, claim, or demand against any of them giving rise to any liability), except for liabilities reflected or reserved against in the Mind Solutions Balance Sheet; or

liabilities which have arisen in the Ordinary Course of Business since the date of the Mind Solutions Balance Sheet.

Disclosure. The representations and warranties of Mind Solutions contained in this Agreement or in any Exhibits hereto do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or in such Exhibits not misleading.

REPRESENTATIONS AND WARRANTIES OF MIND SOLUTIONS STOCKHOLDER

As a material inducement for Parent, Merger Sub, and Mind Solutions to enter into this Agreement and to consummate the transactions contemplated hereby, Mind Solutions Inc., a corporation organized and existing under the laws of the Province of Ontario, Canada, for itself only, makes the following representations and warranties as of the Agreement Date and through and including the Closing Date, each and all being made to the best of the Knowledge of the Mind Solutions Stockholder, each of which is relied upon by Parent, Merger Sub, and Mind Solutions, regardless of any investigation made or information obtained by Parent, Merger Sub, or Mind Solutions (unless and to the extent specifically and expressly waived in writing by Parent, Merger Sub, or Mind Solutions on or before the Closing Date):

Authorization of Transaction. The Mind Solutions Stockholder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. At the Effective Time, this Agreement shall be duly and validly authorized by all necessary action on the part of the Mind Solutions Stockholder in accordance with Applicable Laws. This Agreement constitutes the valid and legally binding obligation of the Mind Solutions Stockholder, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.

Noncontravention. Neither the execution of this Agreement, nor the delivery of this Agreement, nor the performance of his or her obligations under this Agreement by such Mind Solutions Stockholder will:

violate any Applicable Law, Order, stipulation, charge or other restriction of any Governmental Body to which such Mind Solutions Stockholder is subject; or

conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which such Mind Solutions Stockholder is a party or by which he or she is bound or to which any of his or her assets is subject (or result in the imposition of any Security Interest upon any of the shares of Mind Solutions Common Stock), except where the violation, conflict, Breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the ability of the Mind Solutions Stockholder to consummate the Merger.

(23)

Title to Shares. Mind Solutions Inc., a corporation organized and existing under the laws of the Province of Ontario, Canada, has good and marketable title to the shares of Mind Solutions Common Stock owned by it, free and clear of all liens and encumbrances, fully paid and non-assessable. Said Mind Solutions Stockholder is the legal and beneficial owner of all of the shares of Mind Solutions Common Stock owned by it.

Powers of Attorney. There are no outstanding powers of attorney executed on behalf of such Mind Solutions Stockholder.

Litigation.

There is no pending or, to the knowledge of such Mind Solutions Stockholder, threatened Proceeding:

by or against such Mind Solutions Stockholder that would have a Material Adverse Effect on the Merger; or

that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger.

To the Knowledge of such Mind Solutions Stockholder, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

Disclosure. The representations and warranties of such Mind Solutions Stockholder contained in this Agreement or in any Exhibits hereto do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or in such Exhibits not misleading.

Foreign Person. Mind Solutions Inc., a corporation organized and existing under the laws of the Province of Ontario, Canada, is a foreign person as that term is defined in the Code or the regulations issued thereunder; is required to have Taxes withheld from any portion of the Merger Consideration payable to it, pursuant to Section 1445 of the Code; and will execute and deliver to the Escrow Agent an affidavit, in a form acceptable to Parent, prior to Escrow Agent’s disbursement of any portion of the Merger Consideration payable to such Mind Solutions Stockholder. However, no portion of the Merger Consideration is contemplated as being paid in cash. The Merger Consideration is contemplated to be shares of common stock of Parent only.

(24)

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As a material inducement for Mind Solutions and the Mind Solutions Stockholder to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Merger Sub hereby jointly and severally make the following representations and warranties, which are made, as to Parent, as of the Agreement Date and through and including the Closing Date, and as to Merger Sub, as of the date on which Merger Sub is incorporated under the laws of the State of Nevada (which date shall be approximately 5 days after the Agreement Date, more or less) and through and including the Closing Date, each and all being made to the best of the Knowledge of Parent, each of which is relied upon by Mind Solutions and the Mind Solutions Stockholder, regardless of any investigation made or information obtained by Mind Solutions or the Mind Solutions Stockholder (unless and to the extent specifically and expressly waived in writing by Mind Solutions or the Mind Solutions Stockholder on or before the Closing Date):

Representations of Parent Concerning the Transaction.

Organization and Good Standing.

Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Parent is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and the failure to be so qualified would have a Material Adverse Effect on Parent. Schedule 6.1(a)(i) contains a complete and accurate list of every jurisdiction in which Parent is qualified to do business.

Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Merger Sub’s authorized capital consists of 100,000 shares of common stock, par value $0.001 per share, all of which shares are issued and registered in the name of Parent.

Authorization of Transaction. Parent and Merger Sub have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Parent and of Merger Sub, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally. Neither Parent nor Merger Sub is required to give any notice to, make any filing with, or obtain any Consent of, any Governmental Body in order to consummate the Merger, except for such notice filings as may be required under Applicable Laws.

Capitalization of Parent. The entire authorized capital stock of Parent consists of one billion ten million (1,010,000,000) shares. VOIS Inc. is authorized to issue 1,000,000,000 shares of common stock having a par value of $0.001 per share (“VOIS Common Stock”), of which approximately 47,031,098 shares are issued and outstanding, and 191,667 common stock options are issued and outstanding. VOIS is authorized to issued ten million (10,000,000) shares of preferred stock having a par value of $.001 per share (“VOIS Preferred Stock”). No shares of preferred stock are issued and outstanding. All issued and outstanding shares of Parent Common Stock have been duly authorized, are validly issued, fully paid and non-assessable, and are listed on Schedule 6.1(c). In addition to this Agreement, as disclosed on Schedule 6.1(c), there are outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Parent is a party or which are binding upon Parent providing for the issuance, disposition or acquisition of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to Parent.

(25)

Noncontravention. Neither the execution and delivery of this Agreement, nor consummation of the Merger, will:

violate any Applicable Law, Order, stipulation, charge or other restriction of any Governmental Body to which Parent is subject or any provision of its Governing Documents; or

except as disclosed on Schedule 6.1(d), conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which Parent is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, Breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the financial condition of Parent or on the ability of the Parties to consummate the Merger.

Affiliate Transactions. No officer, director, or employee of Parent or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by any of such Persons), has any agreement with Parent or any interest in any of their property of any nature, used in or pertaining to the Parent Business, other than the ownership of common stock, preferred stock, options, or warrants in Parent corporation, except as disclosed in Schedule 6.1(e). None of the foregoing Persons has any direct or indirect interest in any competitor, supplier or customer of Parent or in any Person from whom or to whom Parent leases any property or transacts business of any nature.

Parent Financial Information. With respect to the following financial information (the “Parent Financial Information”): audited, consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity and cash flow as of and for each of the fiscal years since Parent’s formation, and quarterly statements through the quarter ending June 30, 2012 are available through the SEC’s EDGAR database; and

Events Subsequent. Since June 30, 2012, and except as disclosed on Schedule 6.1(g), there has not been, occurred or arisen, with respect to Parent:

any change or amendment in its Governing Documents;

any reclassification, split up or other change in, or amendment of or modification to, the rights of the holders of any of its capital stock;

any direct or indirect redemption, purchase or acquisition by any Person of any of its capital stock or of any interest in or right to acquire any such stock;

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any issuance, sale, or other disposition of any capital stock, or any grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any capital stock;

any declaration, set aside, or payment of any dividend or any distribution with respect to its capital stock (whether in cash or in kind) or any redemption, purchase, or other acquisition of any of its capital stock;

the organization of any Subsidiary (other than the Merger Sub) or the acquisition of any shares of capital stock by any Person or any equity or ownership interest in any business;

any damage, destruction or loss of any of the its properties or assets whether or not covered by insurance;

any sale, lease, transfer, or assignment of any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

the execution of, or any other commitment to any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

any acceleration, termination, modification, or cancellation of any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses), involving more than $10,000 to which it is a party or by which it is bound;

any Security Interest or Encumbrance imposed upon any of its assets, tangible or intangible;

any grant of any license or sublicense of any rights under or with respect to any Parent Intellectual Property;

any sale, assignment or transfer (including transfers to any employees, affiliates or shareholders) of any Parent Intellectual Property;

any capital expenditure (or series of related capital expenditures) involving more than $10,000 and outside the Ordinary Course of Business;

any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $10,000 and outside the Ordinary Course of Business;

any issuance of any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $10,000;

any delay or postponement of the payment of accounts payable or other liabilities, other than those being contested in good faith as set forth in Schedule 6.1(g)(xvii);

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any cancellation, compromise, waiver, or release of any right or claim (or series of related rights and claims) involving more than $10,000 and outside the Ordinary Course of Business;

any loan to, or any entrance into any other transaction with, any of its directors, officers, and employees either involving more than $500 individually or $2,500 in the aggregate;

the adoption, amendment, modification, or termination of any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken away any such action with respect to any other Employee Benefit Plan);

any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

any increase in the base compensation of any of its directors, officers, and employees;

any charitable or other capital contribution in excess of $2,500;

any taking of other action or entrance into any other transaction other than in the Ordinary Course of Business, or entrance into any transaction with any insider of Parent, except as disclosed in this Agreement and the Disclosure Schedules;

any other event or occurrence that may have or could reasonably be expected to have an Material Adverse Effect on Parent (whether or not similar to any of the foregoing); or

any agreement or commitment, whether in writing or otherwise, to do any of the foregoing.

Tax Matters.

Parent and each other Person included in any consolidated or combined Tax Return and part of an affiliated group, within the meaning of Section 1504 of the Parent Code, of which Parent is or has been a member (“Parent Tax Affiliate”), for the years that it was a Parent Tax Affiliate of Parent:

has timely paid or caused to be paid all Taxes required to be paid by it though the Agreement Date and as of the Closing Date (including any Taxes shown due on any Tax Return);

has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and all tax returns filed on behalf of Parent and each Parent Tax Affiliate were completed and correct in all material respects; and

has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

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Parent has previously delivered true, correct and complete copies of all Federal Tax Returns filed by or on behalf of Parent through the Agreement Date for the periods ending on or after December 31, 2006.

Except as set forth in Schedule 6.1(h)(iii):

since January 1, 2007, neither Parent nor any Parent Tax Affiliate (for the years that it was a Parent Tax Affiliate) has been notified by the Internal Revenue Service or any other Governmental Body that any issues have been raised (and no such issues are currently pending) by the IRS or any other Governmental Body in connection with any Tax Return filed by or on behalf of Parent or any Parent Tax Affiliate; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to Parent or any Parent Tax Affiliate (for years that it was a Parent Tax Affiliate); no Tax liens have been filed against Parent or unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against Parent or any Parent Tax Affiliate (for the years that it was a Parent Tax Affiliate);

Parent has not incurred any liability for Taxes from and after December 31, 2010 other than Taxes incurred in the Ordinary Course of Business and consistent with past practices;

Parent has not (i) made an election (or had an election made on its behalf by another person) to be treated as a “consenting corporation” under Section 341(f) of the Code or (ii) a “personal holding company” within the meaning of Section 542 of the Code;

Parent has complied in all material respects with all Applicable Laws relating to the collection or withholding of Taxes (such as Taxes or withholding of Taxes from the wages of employees);

Parent has no liability in respect of any Tax sharing agreement with any Person and all Tax sharing agreements to which Parent has been bound have been terminated;

Parent has not incurred any Liability to make any payments either alone or in conjunction with any other payments that:

shall be non-deductible under, or would otherwise constitute a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state local or foreign income Tax Law); or

are or may be subject to the imposition of an excise Tax under Section 4999 of the Code;

Parent has not agreed to (nor has any other Person agreed to on its behalf) and is not required to make any adjustments or changes on, before or after the Closing Date, to its accounting methods pursuant to Section 481 of the Code, and the Internal Revenue Service has not proposed any such adjustments or changes in the accounting methods of Parent;

no claim has been made within the last three years by any taxing authority in a jurisdiction in which Parent does not file Tax Returns that Parent is or may be subject to taxation by that jurisdiction;

the consummation of the Merger will not trigger the realization or recognition of intercompany gain or income to Parent under the Federal consolidated return regulations with respect to Federal, state or local Taxes; and

Parent is not currently, nor has it been at any time during the previous five years, a “U.S. real property holding corporation” and, therefore, the Parent Common Stock is not “U.S. real property interests,” as such terms are defined in Section 897 of the Code.

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Title to Assets. Parent has good and marketable title to, or a valid leasehold interest in, the properties and assets owned or leased and used by it to operate the Parent Business in the manner presently operated by Parent, as reflected in Parent Financial Information.

Real Property. Parent does not own or hold an ownership interest in any Real Property.

Leased Real Property. Schedule 6.1(k) contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Parent has a leasehold interest and an accurate description (by location, name of lessor, date of lease and term expiration date) of all Real Property Leases pursuant to which Parent has a leasehold interest.

Condition of Facilities.

Use of the Real Property of Parent for the various purposes for which it is presently being used is permitted as of right under all Applicable Laws related to zoning and is not subject to “permitted nonconforming” use or structure classifications. All Improvements are in compliance with all Applicable Laws, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects. To the Knowledge of Parent, no part of any Improvement encroaches on any real property not included in the Real Property of Parent, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land.

Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 6.1(l)(ii), all Tangible Personal Property used in the Parent Business is in the possession of Parent.

Parent Intellectual Property.

Parent owns, or is licensed or otherwise possesses legal enforceable rights to use all: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto (collectively, “Parent Intellectual Property”) that are used in the Parent Business except for any such failures to own, be licensed or process that would not be reasonably likely to have a Material Adverse Effect.

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Except as may be evidenced by patents issued after the Agreement Date, there are no conflicts with or infringements of any material Parent Intellectual Property by any Third Party and the conduct of the Parent Business as currently conducted does not conflict with or infringe any proprietary right of a Third Party.

Schedule 6.1(m)(iii) sets forth a complete list of all patents, registrations and applications pertaining to Parent Intellectual Property owned by Parent. Except as set forth on Schedule 6.1(m)(iii), all such Parent Intellectual Property listed is owned by Parent, free and clear of liens or Encumbrances of any nature.

Schedule 6.1(m)(iv) sets forth a complete list of all material licenses, sublicenses and other agreements in which Parent has granted rights to any person to use Parent Intellectual Property. Parent will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in Breach of any license, sublicense or other agreement relating to Parent Intellectual Property.

Parent owns or has the right to use all software currently used in and material to the Parent Business.

SEC Reports and Financial Statements. Parent has filed with the SEC all reports and other filings required to be filed by Parent in accordance with the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (the “Parent SEC Reports”). As of their respective dates, Parent SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder applicable to such Parent SEC Reports and, except to the extent that information contained in any Parent SEC Report has been revised or superseded by a later Parent SEC Report filed and publicly available prior to the date of this Agreement, none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in Parent SEC Reports were prepared from and are in accordance with the accounting books and other financial records of Parent, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in Parent SEC Reports, Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations incurred in the Ordinary Course of Business. Parent SEC Reports accurately disclose (i) the terms and provisions of all stock option plans, (ii) transactions with affiliates, and (iii) all material contracts required to be disclosed pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC. Parent is not aware of any existing, threatened, or pending inquiries or comments from the SEC regarding any of Parent’s prior periodic filings with the SEC and Parent has no reason to believe that any such inquiries or comments are forthcoming with respect to any said prior filings

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Contracts. Schedule 6.1(o) is a true, complete and accurate list of all written or oral contracts, understandings, agreements and other arrangements (including a brief description of all such oral arrangements) executed by an officer or duly authorized employee of Parent or to which Parent is a party either:

involving more than $10,000, or

in the nature of a collective bargaining agreement, employment agreement, or severance agreement with any of its directors, officers and employees.

Parent has delivered or will, prior to Closing, deliver to Mind Solutions a correct and complete copy of each Contract (redacted copies for names are acceptable) listed in Schedule 6.1(o) (the “Parent Contracts”). Except as disclosed in Schedule 6.1(o): (i) Parent has fully complied with all material terms of Parent Contracts; (ii) to the Knowledge of Parent, other parties to Parent Contracts have fully complied with the terms of Parent Contracts; and (iii) there are no disputes or complaints with respect to nor has Parent received any notices (whether oral or in writing) that any other party to Parent Contracts is terminating, intends to terminate or is considering terminating, any of Parent Contracts listed or required to be listed in Schedule 6.1(o).

Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Parent.

Litigation.

Except as set forth in Schedule 6.1(q)(i), there is no pending or, to the Knowledge of Parent, threatened Proceeding:

by or against Parent or that otherwise relates to or may affect the Parent Business which, if adversely determined, would have a Material Adverse Effect; or

that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger.

To the Knowledge of Parent, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Parent has delivered to Mind Solutions copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 6.1(q)(i). There are no Proceedings listed or required to be listed in Schedule 6.1(q)(i) that could reasonably be expected to have a Material Adverse Effect.

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Except as set forth in Schedule 6.1(q)(ii):

there is no material Order to which Parent or the Parent Business is subject; and

to the Knowledge of Parent, no officer, director, agent or employee of Parent is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Parent Business.

Except as set forth in Schedule 6.1(q)(iii):

Parent has been and is in compliance with all of the terms and requirements of each Order to which it or the Parent Business is or has been subject;

No event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Parent or the Parent Business is subject; and

Parent has not received any notice, or received but subsequently resolved to the satisfaction of the Governmental Body or other Person (evidence of such approval is attached as Schedule 6.1(q)(iii)), or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Parent or the Parent Business is subject.

Employee Benefits.

Schedule 6.1(r)(i) lists all material (i) Employee Benefit Plans of Parent, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of Parent, in the case of a plan described in (i) or (ii) above, that is currently maintained by Parent or with respect to which Parent has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “Parent Employee Plans”). Parent has heretofore made available to Mind Solutions true and complete copies of Parent Employee Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

Except as set forth on Schedule 6.1(r)(ii), no Parent Employee Plan is (1) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (2) a “multiple employer plan” within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (3) is subject to Title IV of ERISA or Section 412 of the Code.

Except as set forth on Schedule 6.1(r)(iii), there is no Proceeding pending or, to the Knowledge of Parent, threatened against the assets of any Parent Employee Plan or, with respect to any Parent Employee Plan, against Parent other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect, and to the Knowledge of Parent there is no Proceeding pending or threatened in writing against any fiduciary of any Parent Employee Plan other than Proceedings that would not reasonably be expected to result in a Material Adverse Effect.

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Each of Parent Employee Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

Each of Parent Employee Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS.

Except as set forth on Schedule 6.1(r)(vi), no director, officer, or employee of Parent will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Parent Employee Plan solely as a result of consummation of the Merger.

Insurance. Schedule 6.1(s) is an accurate and complete description of all policies of insurance of any kind or nature, including, but not limited to, fire, liability, workmen’s compensation and other forms of insurance owned or held by or covering Parent or all or any portion of its property and assets.

Employees.

Schedule 6.1(t)(i) contains a complete and accurate list of each employee of Parent, including each employee on leave of absence or layoff status, their name; job title; date of hiring; date of commencement of employment; current compensation paid or payable and any change in compensation since September 30, 2007.

To the Knowledge of Parent, no officer, director, agent, employee, consultant, or contractor of Parent is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Parent Business or (ii) to assign to Parent or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Parent is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Parent to conduct the Parent Business.

Labor Relations. Parent is not a party to any collective bargaining or similar agreement. To the Knowledge of Parent, there are no strikes, work stoppages, unfair labor practice charges or grievances pending or threatened against Parent by any employee of Parent or any other person or entity.

Legal Compliance.

To the Knowledge of Parent, Parent is in material compliance with all Applicable Laws of any Governmental Bodies having jurisdiction over Parent, including any requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension and securities matters.

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Schedule 6.1(v)(ii) contains a complete and accurate list of each Governmental Authorization that is held by Parent or that otherwise relates to the Parent Business. Each Governmental Authorization listed or required to be listed in Schedule 6.1(v)(ii) is valid and in full force and effect. The Governmental Authorizations listed in Schedule 6.1(v)(ii) collectively constitute all of the Governmental Authorizations necessary to permit Parent to lawfully conduct and operate the Parent Business.

Brokers’ Fees. Parent has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Merger for which Parent, Merger Sub or Mind Solutions could become liable or obligated.

Undisclosed Liabilities. To the Knowledge of Parent, it has no liability (and to the Knowledge of Parent, there is no basis for any present or future Proceeding, charge, complaint, claim, or demand against any of them giving rise to any liability), except for liabilities reflected or reserved against in the December 31, 2010 Financial Information; or

liabilities which have arisen in the Ordinary Course of Business since September 30, 2011.

Disclosure. The representations and warranties of Parent contained in this Agreement or in any Exhibits hereto do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or in such Exhibits not misleading.

Power and Authority. Parent and Merger Sub each has the corporate power to execute, deliver and perform this Agreement and, subject to the satisfaction of the conditions precedent set forth herein, has taken all action required by law, its Governing Documents or otherwise, to authorize the execution and delivery of this Agreement and such related documents. The execution and delivery of this Agreement does not and, subject to the receipt of required regulatory approvals and any other required Third-Party Consents, the consummation of the Merger contemplated hereby will not, violate any provisions of the Governing Documents of Parent or Merger Sub or any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Parent or Merger Sub is a party or by which it or its properties is bound, any legal or other restrictions of any kind to which Parent or Merger Sub is subject, or result in the creation of any Encumbrance upon any of the property or assets of Parent or Merger Sub. The execution and delivery of this Agreement has been approved by the Boards of Directors of Parent and Merger Sub. This Agreement is a valid obligation of Parent and Merger Sub and is legally binding on each in accordance with its terms.

No Subsidiaries. Merger Sub does not own stock in and does not control, directly or indirectly, any other corporation, association or business organization. Merger Sub is not a party to any joint venture or partnership.

Merger Sub Common Stock. Parent owns, beneficially and of record, all of the issued and outstanding shares of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”), all which Merger Sub Common Stock is validly issued and outstanding, fully paid and non-assessable, free and clear of all liens and encumbrances. Parent has the corporate power to vote such shares of Merger Sub Common Stock pursuant to this Agreement. Parent has, or will by the Effective Time have, taken all such actions as may be required in its capacity as the sole stockholder of Merger Sub to approve the Merger.

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ACCESS TO INFORMATION AND DOCUMENTS.

Access to Information. Between Agreement Date and the Closing Date, each Party will give to the others and their counsel, accountants and other representatives full access to all the properties, documents, contracts, personnel files and other records and shall furnish copies of such documents and with such information with respect to its affairs as may from time to time be reasonably requested. Each Party will disclose to the others and make available to each such Party and its representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of Mind Solutions, Merger Sub, or Parent, as the case may be. In addition, Mind Solutions shall make available to Parent all such banking, investment and financial information as shall be necessary to allow for the efficient integration of Mind Solutions’ banking, investment and financial arrangements with those of Parent at the Effective Time. Access of Parent pursuant to the foregoing shall be granted at a reasonable time and upon reasonable notice.

Effect of Access.

Nothing contained in this Article VIII shall be deemed to create any duty or responsibility on the part of any Party to investigate or evaluate the value, validity or enforceability of any Contract or other asset included in the assets of another Party.

With respect to matters as to which any Party has made express representations or warranties herein, the Parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such Parties, except to the extent that such investigations result in actual knowledge of the inaccuracy or falsehood of particular representations and warranties.

COVENANTS.

Preservation of Business.

Prior to the Effective Time or the termination of this Agreement, Mind Solutions will use their Best Efforts to preserve the Business, to keep available to Parent and the Surviving Corporation the services of the present employees of and consultants to Mind Solutions, and to preserve for Parent and the Surviving Corporation the goodwill of the suppliers, distributors, resellers, customers and others having business relations with Mind Solutions. Mind Solutions shall conduct their Business only in the usual and ordinary course as it has previously been conducted, including, without limitation, its policies and practices relating to the collection of accounts receivable and the payment of accounts payable and other liabilities, and not introduce any new methods of management, operations or accounting, without Parent’s prior written consent (which shall not be unreasonably withheld); maintain its assets in as good working order and condition as at present, ordinary wear and tear excepted; perform all material obligations under material agreements and leases relating to or affecting it, and keep in full force and effect present insurance policies.

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Prior to the Effective Time or the termination of this Agreement, Parent will use its Best Efforts to preserve the Parent Business, to keep available to Parent the services of the present employees of Parent, and to preserve for Parent the goodwill of the suppliers, customers and others having business relations with Parent. Parent shall conduct the Parent Business only in the usual and ordinary course as it has previously been conducted, including, without limitation, its policies and practices relating to the collection of accounts receivable and the payment of accounts payable and other liabilities, and not introduce any new methods of management, operations or accounting, without Parent’s prior written consent of Mind Solutions (which shall not be unreasonably withheld); maintain its assets in as good working order and condition as at present, ordinary wear and tear excepted; perform all material obligations under material agreements and leases relating to or affecting it, and keep in full force and effect present insurance policies. Without the prior written consent of Mind Solutions, Parent shall not permit Merger Sub to take any actions or conduct any operations other than in connection with the Merger.

Current Information. During the period from the Agreement Date to the Effective Time, each Party hereto shall promptly notify each other Party of any (i) significant change in the normal course of business or operations of the Business or Parent Business, (ii) Proceeding (or communications indicating that the same may be contemplated), or the institution or threat or settlement of Proceedings, in each case involving the Parties the outcome of which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Party, taken as a whole or (iii) event which such Party reasonably believes could be expected to have a Material Adverse Effect on the ability of any party hereto to consummate the Merger. Mind Solutions shall notify Parent of any breach of any representation or warranty of Parent or Merger Sub of which Mind Solutions has Knowledge prior to the Closing. Parent shall notify Mind Solutions of any breach of any representation or warranty of Mind Solutions of which Parent has Knowledge prior to the Closing. Any other Party that has Knowledge of same shall notify the affected Mind Solutions Stockholder of any breach of any representation or warranty of said Mind Solutions Stockholder of which said party has Knowledge prior to the Closing

Material Transactions. Prior to the Effective Time, no Party will (other than (i) as contemplated by the terms of this Agreement, (ii) with respect to transactions for which there is a binding commitment existing prior to the Agreement Date disclosed in the Disclosure Schedules, and (iii) transactions described on Schedule 8.3 which do not vary materially from the terms set forth on such Schedule ..3, or in the Ordinary Course of Business without first obtaining the written consent of the other Parties):

declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property;

amend its Governing Documents or enter into any agreement to merge or consolidate with, or sell a significant portion of its assets to, any other Person;

except pursuant to options, warrants, conversion rights or other contractual rights disclosed in this Agreement, issue any shares of its capital stock or any options, warrants or other rights to subscribe for or purchase such common or other capital stock or any securities convertible into or exchangeable for any such common or other capital stock;

directly redeem, purchase or otherwise acquire any of its common or other capital stock;

effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize;

except as set forth in Schedule 8.3(f), enter into any employment contract which is not terminable upon notice of ninety (90) days or less, at will, and without penalty except as provided herein or grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension or other Employee Benefit Plan, agreement, payment or agreement under, to, for or with any of such officers or employees;

(37)

make any payment or distribution to the trustee under any bonus, pension, profit sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with such Party’s usual past practice, or make any payment or contributions or incur any obligation pursuant to or in respect of any other plan or contract or arrangement providing for bonuses, options, executive incentive compensation, pensions, deferred compensation, retirement payments, profit sharing or the like, establish or enter into any such plan, contract or arrangement, or terminate or modify any plan;

prepay any debt in excess of Ten Thousand Dollars ($10,000), borrow or agree to borrow any amount of funds except in the Ordinary Course of Business or, directly or indirectly, guarantee or agree to guarantee obligations of others, or fail to pay any monetary obligation in a timely manner prior to delinquency;

enter into any agreement, contract or commitment having a term in excess of three (3) months or involving payments or obligations in excess of $10,000 in the aggregate, except in the Ordinary Course of Business;

amend or modify any material Contract;

agree to increase the compensation or benefits of any employee (except for normal annual salary increases in accordance with past practices);

place on any of its assets or properties any pledge, charge or other Encumbrance, except as otherwise authorized hereunder, or enter into any transaction or make any contract or commitment relating to its properties, assets and business, other than in the Ordinary Course of Business or as otherwise disclosed herein;

guarantee the obligation of any person, firm or corporation, except in the Ordinary Course of Business;

make any loan or advance in excess of Ten Thousand Dollars ($10,000) or cancel or accelerate any material indebtedness owing to it or any claims which it may possess or waive any material rights of substantial value;

sell or otherwise dispose of any Real Property or any material amount of any tangible or intangible personal property other than leasehold interests in closed facilities, except in the Ordinary Course of Business;

commit any act or fail to do any act which will cause a Breach of any Contract and which will have a Material Adverse Effect on its business, financial condition or earnings;

violate any Applicable Law which violation might have a Material Adverse Effect on such Party;

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purchase any real or personal property or make any other capital expenditure where the amount paid or committed is in excess of Ten Thousand Dollars ($10,000) per expenditure;

except in the Ordinary Course of Business, enter into any agreement or transaction with any of such Party’s Affiliates; or

engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of such Party contained in this Agreement, as if such representations and warranties were given as of the date of such transaction or action.

Public Disclosures. Parent and Mind Solutions will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by Applicable Law. The Parties shall issue a joint press release, mutually acceptable to Mind Solutions and Parent, promptly upon execution and delivery of this Agreement.

Confidentiality. Parent and Mind Solutions shall hold, and shall use their best efforts to cause their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all Confidential Information, and each Party shall not release or disclose such Confidential Information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with the transactions contemplated by this Agreement.

No Shop. From the date of this Agreement until the earlier of (i) the Effective Time or (ii) until this Agreement is terminated in accordance with Article XII hereof, neither Parent, nor Mind Solutions, nor Merger Sub, nor any of the Mind Solutions Stockholder , nor any of their Representatives, shall initiate, solicit or encourage (including by way of furnishing assistance or proprietary information), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any “Competing Transaction” (as defined below), or enter into any discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its Representatives to take any such action, and each Party shall promptly notify the other Party of all relevant terms (including the identity of the parties involved) of any such inquiries and proposals received by such Party or any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, such Party shall promptly deliver or cause to be delivered to the other Party a copy of such inquiry or proposal. For the purposes of this Agreement, “Competing Transaction” shall mean any of the following (other than the Merger): (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of any Party; (iii) any tender offer or exchange offer for more than fifty percent (50%) of the outstanding shares of the capital stock of any Party or other form of investment in, or purchase of, capital stock of any Party; (iv) any current Affiliate acquiring beneficial ownership of, or any group (as such term is defined under Section 13(d) of the Exchange Act) being formed which beneficially owns or has the right to acquire beneficial ownership of, twenty-five percent (25%) or more of the outstanding shares of the capital stock of any Party; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. In the event that the provisions of this Section 9.6 are violated by any Party or by any Party’s Representatives, and the Merger is not consummated, then, in addition to other remedies available to the non-violating Party, the non-violating Party will be entitled to receive from the violating Party the greater of (y) all out-of-pocket expenses (including reasonable attorneys’ fees and expenses relating to the Merger), which such non-violating Party has incurred (the “Out-Of-Pocket Expenses”), or (z) the Termination Fee, as set forth in Section 12.6.

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Other Actions. None of Mind Solutions, Parent, Merger Sub, or any of the Mind Solutions Stockholder , shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Agreement not being satisfied, or delay the Effective Time or (unless such action is required by Applicable Law) which would have a Material Adverse Effect on the ability of Mind Solutions or Parent to obtain any Consents required for the consummation of the Merger without imposition of a condition or restriction which would have a Material Adverse Effect on the Surviving Corporation or which would otherwise materially impair the ability of Mind Solutions or Parent to consummate the Merger in accordance with the terms of this Agreement or materially delay such consummation. Without limiting the generality of the foregoing, Mind Solutions shall use its reasonable best efforts to obtain all Consents required of Third Parties in respect of the Merger under all material Contracts to which Mind Solutions is a party, including without limitation lessor consents under the lease of Mind Solutions’s corporate headquarters.

Accounting Methods. Prior to Closing, Mind Solutions will not change, in any material respect, its methods of accounting in effect at its most recent fiscal year end except as required by changes in GAAP as concurred by Mind Solutions’s independent accountants.

Documentation. True and complete copies of all documents required by this Agreement will be delivered by Mind Solutions to Parent and by Parent to Mind Solutions within five (5) days from the Agreement Date.

Cooperation.

Parent and Mind Solutions shall together or pursuant to an allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings are required to be made or consents are required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the Merger and cooperate in making any such filings promptly and in seeking to obtain timely any such Consents, (ii) use their respective commercially reasonable efforts to cause to be lifted any impediment preventing consummation of the Merger, or any part thereof, or the other transactions contemplated hereby, and (iii) furnish to one another and to one another’s counsel all such information as may be required to affect the foregoing actions.

Subject to the terms and conditions herein provided, and unless this Agreement shall have been validly terminated as provided herein, each of Parent and Mind Solutions shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to this Agreement and to consummate the Merger, subject to the vote of its stockholders described above, and (ii) to obtain (and to cooperate with the other party to obtain) any Consent by any Governmental Body and/or any Third Party which is required to be obtained or made by such Party or any of its Affiliates in connection with this Agreement and the Merger. Each of Parent and Mind Solutions will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their Affiliates in connection with the foregoing.

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Notice of Subsequent Events. Each Party shall notify each other Party of any changes, additions or events of which any of them has or obtains knowledge as to which it concludes or reasonably should conclude would cause any material change in or material addition to any Disclosure Schedule delivered by any Party under this Agreement or otherwise would, in the reasonable judgment of the notifying Party, likely result in a breach of this Agreement prior to the Closing Date, promptly after the occurrence of the same.

Filing of SEC Reports. Parent shall prepare and file all Parent SEC Reports with the SEC on a timely basis and in full compliance with all SEC rules and regulations. In the event that the SEC issues any comments regarding a Parent SEC Report, then Parent will use its Best Efforts to address and respond to such comments in a complete manner as soon as reasonably practicable.

Indemnification of Directors. From and after the Effective Time for a period of six (6) years, Parent and Mind Solutions, jointly and severally, shall indemnify and hold harmless all present and past officers and directors of Parent and Mind Solutions from and against losses such person may incur based upon matters existing or occurring prior to the Effective Time pursuant to any obligations of said officers and directors, including but not limited to applicable indemnification agreements and any indemnification provision of the charter or bylaws of Parent and Mind Solutions as they are in effect on the date hereof. For a period of six (6) years after the Effective Time, Parent will cause the Surviving Company and Parent to use commercially reasonable efforts to secure directors’ and officers’ liability insurance covering those persons who are or were officers and directors of Parent and Mind Solutions.

Anti-Dilution Covenant.

(a) For a period of one (1) year following the Effective Time, Mind Solutions and Parent, jointly and severally, shall protect all holders of Parent Common Stock immediately prior to the Effective Time and their successors in interest (“Pre-Merger Parent Stockholders”) from dilution. The Pre-Merger Parent Stockholders hold 47,031,098 shares of Parent Common Stock. Following the Merger, the Pre-Merger Parent Stockholders will hold 47,031,098 shares out of 243,031,098 total issued shares of Parent Common Stock. The Pre-Merger Parent Stockholders will hold 19.3519% of all issued shares of Parent Common Stock immediately following the Merger. This 19.3519% ratio (the “Pre-Merger Parent Stockholders Ratio”) shall be protected against dilution as follows:

(i)           Issuance of Additional Stock for Stock Splits, Stock Dividends, Recapitalizations, Etc. The Pre-Merger Parent Stockholders shall be issued additional shares of Parent Common Stock or other securities issued, adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of stock or other securities of Parent, in order to maintain the Pre-Merger Parent Stockholders Ratio.

(ii)           Issuance of Additional Stock in Event of Reorganization, Consolidation, Merger, Etc. In case of any consolidation or merger of the Parent with or into any other Person, or any other corporate reorganization, in which the Parent shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a "Reorganization”) then, in each case, the Pre-Merger Parent Stockholders at the time of the consummation or such Reorganization shall be issued additional shares of Parent Common Stock in order to maintain the Pre-Merger Parent Stockholders Ratio.

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(iii)           Issuance of Additional Stock in Event of Any Other Issuance of Authorized but Unissued Parent Common Stock. In case of any other issuance of authorized but unissued Parent Common Stock, whether to any existing shareholders or to an additional shareholder or shareholders, and whether value is received by the Parent or any of its subsidiaries or not, in each case, at the time of any other issuance of authorized but unissued Parent Common Stock, the Pre-Merger Parent Stockholders shall be issued additional shares of Parent Common Stock in order to maintain the Pre-Merger Parent Stockholders Ratio.

(iv)           Certificate as to Adjustments. In case of the occurrence of any of the events in Sections 8.14(a)(i), (ii), or (iii) above, the Parent will promptly give written notice thereof to the Pre-Merger Parent Stockholders in the form of a certificate, certified and confirmed by the Board of Directors of Parent, setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based.

(v)           Reverse Splits Prohibited; Issuance of Authorized but Unissued Parent Common Stock or Parent Preferred Stock in Order to Acquire Mind Technologies, Inc. Prohibited. In addition to and not in limitation of the anti-dilution covenants contained in this Section 8.14(a) above, Parent is prohibited from undertaking any capital transaction within the one year anti-dilution covenant period which is a reverse split of Parent Common Stock or Parent Preferred Stock. By way of example only, Parent is prohibited from reverse splitting Parent Common Stock so that one share of Parent Common Stock is issued for ten shares of Parent Common Stock, thereby reducing the capitalization of Parent to 24,303,109.8 shares of Parent Common Stock issued and outstanding. Parent is further prohibited during the one year anti-dilution covenant period from issuing authorized but unissued Parent Common Stock or authorized but unissued Parent Preferred Stock in order for Parent to purchase all or any portion of Mind Technologies, Inc., or merge into or with Mind Technologies, Inc.

(vi)           No Issuance of Preferred Stock. In addition to and not in limitation of the anti-dilution covenants contained in this Section 8.14(a) above, Parent is prohibited from undertaking any capital transaction within the one year anti-dilution covenant period in which Parent Preferred Stock is issued, or any Amendment is filed with the Florida Secretary of State amending the Parent Articles of Incorporation in order to define rights, preferences or designations of any classes or series of Parent Preferred Stock, and no certificate of designation therefor, or an equivalent document, may be filed during the one year anti-dilution covenant period.

(b)            Notwithstanding the foregoing Section 8.14(a), the parties to this Agreement agree that the provisions of this Section 8.14(a) do not apply in the event that Parent issues shares of Parent’s Common Stock in one or more private offerings undertaken pursuant to one or more claims to the exemptions to the registration requirements of Section 5 of the Securities Act, as amended, provided that each said issuance (i) is undertaken in an arms-length transaction, (ii) upon terms that reasonably reflect the fair market value of the Parent’s Common Stock issued thereunder, and (iii) the Person or Persons to whom Parent Common Stock are issued are not Mind Solutions, any of the former shareholders of Mind Solutions or their affiliates, any of the shareholders in the Mind Solutions Stockholder or their affiliates, or any of the shareholders in Mind Technologies, Inc. or their affiliates, or any of the officers or directors of any of the Persons excluded under Section 8.14(b).

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CONDITIONS TO CLOSING.

Mutual Conditions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by Parent, Merger Sub and Mind Solutions):

None of Parent, Merger Sub, Mind Solution, or the Mind Solutions Stockholder shall be subject to any Order by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Merger or (ii) would impose any material limitation on the ability of Parent effectively to exercise full rights of ownership of the common stock of the Surviving Corporation or any material portion of the assets or Business, taken as a whole.

No statute, rule or regulation, shall have been enacted by any Governmental Body that makes the consummation of the Merger illegal.

Parent, Merger Sub and Mind Solutions shall have received all Consents of Third Parties that are required of such Third Parties prior to the consummation of the Merger, in form and substance acceptable to Parent or Mind Solutions, as the case may be, except where the failure to obtain such consent, approval or authorization would not have a Material Adverse Effect on the Surviving Corporation.

Parent shall have paid the legal, accounting and investment banking fees of the Parties incurred in connection with the Merger as set forth on Schedule 10.1(d).

Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

The representations and warranties of Mind Solutions and the Mind Solutions Stockholder contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date with the same force and effect as though made on and as of such date, and each of the representations and warranties of Mind Solutions and the Mind Solutions Stockholder that are not so qualified shall be true in all material respects.

Mind Solutions and the Mind Solutions Stockholder shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by Mind Solutions and a Majority of Mind Solutions Stockholder at or prior to the Closing.

There shall not be threatened, instituted or pending any Proceeding by or before any court or Governmental Body requesting or looking toward an Order that (a) restrains or prohibits the consummation of the Merger, (b) could have a Material Adverse Effect on Parent’s ability to exercise control over or manage Mind Solutions after the Closing or (c) could have a Material Adverse Effect on Mind Solutions.

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On the Closing Date, there shall be no effective Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the Merger.

Mind Solutions and the Mind Solutions Stockholder shall have delivered to Parent a certificate, dated the Closing Date, executed by a duly authorized officer of Mind Solutions and by a duly authorized officer of the Mind Solutions Stockholder certifying the fulfillment of the conditions specified in Sections 9.2(a), (b) and (c).

Mind Solutions shall have delivered to Parent a certificate, dated the Closing Date, executed by the Secretary of Mind Solutions, certifying as to (i) Mind Solutions’ Governing Documents, (ii) resolutions with respect to the Merger adopted by Mind Solutions’ board of directors and shareholders attached thereto, and (iii) incumbency and signatures of the persons who have executed this Agreement and any other documents, certificates and agreements to be executed and delivered at the Closing pursuant to this Agreement.

All documents to be delivered by Mind Solutions and to be delivered by the Mind Solutions Stockholder to Parent at the Closing shall be satisfactory in form and substance to Parent.

All Consents of all Third Parties and Governmental Bodies shall have been obtained that are necessary, in the opinion of Parent counsel, in connection with (a) the execution and delivery by Mind Solutions and the Mind Solutions Stockholder of this Agreement or (b) the consummation by Mind Solutions and the Mind Solutions Stockholder of the Merger, and copies of all such Consents shall have been delivered to Parent.

Conditions to the Obligations of Mind Solutions, and the Mind Solutions Stockholder . The obligations of Mind Solutions, and the Mind Solutions Stockholder under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

The representations and warranties of Parent and Merger Sub contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date (except for the representations and warranties made as of a specific date which shall be true in all material respects as of such date) with the same force and effect as though made on and as of such date, and each of the representations and warranties of Parent and Merger Sub that are not so qualified shall be true in all material respects.

Parent and Merger Sub shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be so performed or complied with by Parent and Merger Sub at or prior to the Closing.

There shall not be threatened, instituted or pending any Proceeding by or before any court or Governmental Body requesting or looking toward an Order, that (a) restrains or prohibits the consummation of the Merger or (b) could reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

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On the Closing Date, there shall be no effective Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the Merger.

Parent and Merger Sub shall have delivered to Mind Solutions and the Mind Solutions Stockholder a certificate, dated the Closing Date, executed by a duly authorized officer of Parent and Merger Sub, certifying to the fulfillment of the conditions specified in Sections 10.3(a), (b) and (c).

Parent shall have delivered to Mind Solutions a certificate, dated Closing Date, executed by the Secretary of Parent, certifying as to (i) Parent and Merger Sub’s Governing Documents, (ii) resolutions with respect to the Merger adopted by Parent’s and Merger Sub’s respective boards of directors and Merger Sub’s shareholder attached thereto, and (iii) incumbency and signatures of the persons who have executed this Agreement and any other documents, certificates and agreements to be executed and delivered at the Closing pursuant to this Agreement.

All documents to be delivered by Parent and Merger Sub to Mind Solutions at the Closing shall be satisfactory in form and substance to Mind Solutions.

All Consents of all Third Parties and Governmental Bodies shall have been obtained that are necessary, in the opinion of counsel to Mind Solutions, in connection with (a) the execution and delivery by Parent and Merger Sub of this Agreement, and (b) the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby, and copies of all such Consents shall have been delivered to Mind Solutions.

TERMINATION, AMENDMENT AND WAIVER.

Termination. This Agreement may be terminated at any time prior to the Effective Time:

by mutual written consent of Parent, Merger Sub, Mind Solutions, and a Majority of Mind Solutions Stockholder;

by Parent or Mind Solutions:

if the Merger shall not have been consummated on or before March 31, 2013, unless the failure to consummate the Merger is the result of a willful and material Breach of this Agreement by the Party seeking to terminate this Agreement;

if any court of competent jurisdiction or other Governmental Body shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

in the event of a Breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such Breach (provided that the terminating Party is not then in Breach of any representation, warranty, covenant or other agreement contained in this Agreement);

in the event that (i) all of the conditions to the obligation of such Party to effect the Merger set forth in Section 10.1 shall have been satisfied and (ii) any condition to the obligation of such Party to effect the Merger set forth in Section 9.2 (in the case of Parent or Merger Sub) or Section 9.3 (in the case of Mind Solutions and the Mind Solutions Stockholder ) is not capable of being satisfied prior to March 31, 2013; or

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if there shall have occurred prior to the Effective Time changes in Applicable Law that, in the aggregate, shall have a Material Adverse Effect on Mind Solutions or Parent.

Effect of Termination. In the event of termination of this Agreement as provided in Section 12.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party except to the extent that such termination results from the willful and material Breach by a Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement, in which case the terminating Party shall have the right to pursue any remedies available to it at law or in equity.

Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Extension; Waiver. At any time prior to the Effective Time, the Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Procedure for Termination, Amendment Extension or Waiver. A termination of this Agreement pursuant to Section 10.1, an amendment of this Agreement pursuant to Section 10.3, or an extension or waiver pursuant to Section 10.4 shall, in order to be effective, require in the case of Parent, Merger Sub or Mind Solutions, action by its Board of Directors or the duly authorized designee of the Board of Directors.

Termination Fee. In the event Mind Solutions or any of the Mind Solutions Stockholder (individually a “Mind Solutions Party” or collectively the “Mind Solutions Parties”) breaches Section 8.6 above, and the Merger is not consummated as a result of said breach, or in the event a Mind Solutions Party intentionally breaches this Agreement and the Merger is not consummated as a result of said intentional breach or breaches, the breaching Mind Solutions Party shall pay Parent the greater of Parent’s Out-Of-Pocket Expenses, or a termination fee of One Million Dollars ($1,000,000.00). Said sum is to be paid by wire transfer of same day funds. In the event Parent or Merger Sub (a “VOIS Party”) breaches Section 8.6 above, and the Merger is not consummated as a result of said breach, or in the event a VOIS Party intentionally breaches this Agreement and the Merger is not consummated as a result of said intentional breach or breaches, Parent shall pay to the Mind Solutions Parties the greater of the Mind Solutions Parties’ Out-Of-Pocket Expenses, or a termination fee of One Million Dollars ($1,000,000.00). Said sum is to be paid by wire transfer of same day funds, and apportioned by the Mind Solutions Parties. All Parties to this Agreement acknowledge that the payment of this sum is a fair and reasonable sum to be paid in the event of the breakup of the Merger because of such a breach or breaches.

MISCELLANEOUS.

Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier or overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

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If to Parent or Merger Sub:

VOIS, Inc.

ATTN: Mark Lucky, CEO

22900 Shaw Road, Suite 111

Sterling, VA 20166

Tel: 703.400.6392

Fax: 571.287.2396

Email: mlucky@iceweb.com

with a copy (which shall not constitute notice) to:

Ira S. Saul, Esq.

Ira S. Saul, PLC

Office Address:

4126 Leonard Drive

Fairfax, VA 22030

Mailing Address:

P.O.Box 3446

Fairfax, VA 22038-3446

Tel: 703.273.8840

Fax: 703.273.8842

Email: ira@saulaw.com

If to Mind Solutions:

Mind Solutions, Inc.

ATTN: Brent Fouch, CEO

120 Birmingham Drive, Suite 140

Cardiff, CA 92007

Tel: 858.461.0423

Fax: 775.887.0738

Email: brent@mindtechnologiesinc.com

If to the Mind Solutions Stockholder :

Mind Solutions Inc.

ATTN: Brent Fouch, CEO

120 Birmingham Drive, Suite 140

Cardiff, CA 92007

Tel: 858.461.0423

Fax: 775.887.0738

Email: brent@mindtechnologiesinc.com

All such communications shall be deemed to have been delivered on the date of hand delivery or facsimile or on the next Business Day following the deposit of such communications with the overnight courier.

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Further Assurances. Each Party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

Governing Law; Venue.

This Agreement shall be interpreted, construed and enforced in accordance with the laws of the Commonwealth of Virginia, applied without giving effect to any conflicts of law principles.

To the extent that a Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party hereby irrevocably waives such immunity in respect of its obligations pursuant to this Agreement.

Each Party hereby irrevocably submits to the jurisdiction of the Circuit Court of Loudoun County, Virginia, or the United States District Court for the Eastern District of Virginia, Alexandria Division (and any appellate court therefrom) over any action or proceeding arising out of or relating to this Agreement. Each Party hereby irrevocably and unconditionally waives and agrees not to plead, to the fullest extent provided by law, any objection it may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.

Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Commissions. Each of the Parties hereto represents and warrants that no broker or finder is entitled to any brokerage or finder’s fee or other commission in connection with the Merger. Each of the Parties hereto shall pay or discharge, and shall indemnify and hold the other harmless from and against, all claims or liabilities for brokerage commissions or finder’s fees incurred by reason of any action taken by it.

Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

Integration of Exhibits and Schedules. All Exhibits and Disclosure Schedules to this Agreement are integral parts of this Agreement as if fully set forth herein.

Entire Agreement. This Agreement, including all Exhibits and Disclosure Schedules attached hereto and thereto contain the entire agreement of the parties and supersede any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. This Agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

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Expenses. Except as expressly provided otherwise, each party hereto will bear its own costs and expenses (including fees and expenses of auditors, attorneys, financial advisors, bankers, brokers and other consultants and advisors) incurred in connection with this Agreement and the transactions contemplated hereby.

Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument.

Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns, and no other person, including any Person that may claim to be a third party beneficiary, shall acquire or have any right under or by virtue of this Agreement. No Party may assign any right or obligation hereunder without the prior written consent of the other Parties.

No Rule of Construction. The Parties agree that, because all Parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this Agreement.

Counsel. Each of the parties has been urged to seek representation by counsel, and has been represented by or assisted by counsel in connection with this Agreement to the extent deemed appropriate.

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IN WITNESS WHEREOF, Mind Solutions, the Mind Solutions Stockholder , Parent, and Merger Sub have caused this Agreement to be executed by their respective duly authorized officers, all as of the Agreement Date.

Mind Solutions:

MIND SOLUTIONS, INC., a Nevada corporation

By:	/s/ Brent Fouch
Brent Fouch, CEO

MIND SOLUTIONS STOCKHOLDER:

MIND SOLUTIONS INC.,
an Ontario corporation

By:	/s/ Brent Fouch
Brent Fouch, CEO

PARENT:

VOIS, INC.,
a Florida corporation

By:	/s/ Mark Lucky
Mark Lucky, CEO

MERGER SUB:

MIND SOLUTIONS ACQUISITION CORP.,
a Nevada corporation being formed

By:	/s/ Mark Lucky
Mark Lucky, CEO

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SCHEDULE OF EXHIBITS

Exhibit 1      Disclosure Schedules

Exhibit 2      Mind Solutions Stockholder List

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EXHIBIT 1

DISCLOSURE SCHEDULES

Schedule 2.4 – Directors and Officers of Surviving Corporation

Kerry Michael Driscoll – Officer and Director

Schedule 3.1(b) – Name of Mind Solutions Stockholder and Number of Shares Held

The sole stockholder of Mind Solutions, Inc., a Nevada corporation, is Mind Solutions Inc., an Ontario corporation. Mind Solutions Inc., an Ontario corporation, holds ONE HUNDRED THOUSAND (100,000) shares of common stock of Mind Solutions, Inc., a Nevada corporation, par value $0.001 per share.

Schedule 4.1 – Jurisdictions in which Mind Solutions is Authorized to Conduct Business

The State of Nevada

Schedule 4.2 – Governing Documents

Articles of Incorporation and two (2) Certificates of Amendment of the Articles of Incorporation; Bylaws.

Schedule 4.6 – Mind Solutions Financial Information

(attached)

Schedule 4.11 – Mind Solutions Real Property Leases

(none)

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Schedules 4.13 & 4.14 – Mind Solutions Intellectual Property

Provisional patent, websites, nondisclosure agreements, intellectual property licenses-subject, however, in all respects, to Section 4.13 above

Schedule 4.15 – Mind Solutions Contracts

(to be attached)

Schedules 4.17(b) & (c) – None

Schedule 4.18 & 4.18(b) & (c) & (f) – None

Schedule 4.19 – Banking Relationships

(attached)

Schedule 4.20 – Insurance

(attached)

Schedule 4.21 –Employees

None

Schedule 4.23 –Governmental Authorizations

None

Schedule 6.1(a)(i) – Jurisdictions Where Parent is Qualified to Do Business

Florida

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Schedule 6.1(c) –

Capitalization Table for Parent

VOIS Summarized Capitalization Table

As of September 24, 2012

	Common Shares Outstanding

	Current	Transaction	Post Transaction
CEDE	1,305,102		1,305,102
Other	17,625,996		17,625,996
Insiders	28,100,000		28,100,000
Mind Solutions		196,000,000	196,000,000
	47,031,098	196,000,000	243,031,098

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Schedule 6.1(c) (continued) –

Outstanding Options of Parent

Name	Strike Price	Shares
Tim McNamee	$1.3200	16,667
Elena Simonenko	$1.3200	25,000
My Le Phuong	$1.3200	25,000
Gary Dunham	$1.3200	50,000
Mark Lucky	$0.7000	75,000

		191,667

Schedule 6.1(d) – N/A

Schedule 6.1(e) – N/A

Schedule 6.1(g) – Parent has issued common stock to certain parties who have performed services for Parent and are performing services, in lieu of cash consideration. These recipients of common stock are listed in the capitalization table.

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Schedule 6.1(g)(xvii) – Accounts Payable or Other Liabilities being contested in Good Faith as of May 31, 2012

VOIS LIABILITIES -- September 30, 2012

	(A)	(B)	(C)	Sum of (A to C)
	Accruals	Accounts Payable	Notes and Accrued Int/Penalties	Total DEBT
Spindel Notes1			359,764.00	359,764.00
Spindel Legal Fees on judgment2	172,304.25			172,304.25
Yamato litigation	106,231.24			106,231.24
Yamato litigation interest	12,747.82			12,747.82
Accrued office rent/CAMS	12,842.00			12,842.00
Rice Pugatch Robinson		24,732.44		24,732.44
Schneider Weinberger		5,524.89		5,524.89
Accrued audit fee (Sherb & Co. LLP)		16,000.00		16,000.00
Accrued AST stock transfer agent fees		7,576.00		7,576.00
Bresky legal fee accrual		84.36		84.36
Sid Patterson Advertising, Inc		13,368.88		13,368.88
Mind Solutions, Inc.		10,000.00		10,000.00
Rackspace Managed Hosting		9,597.11		9,597.11
CEOCast		8,598.41		8,598.41
Shareholder.Com		7,005.00		7,005.00
Limelight Networking		4,054.54		4,054.54
IceWEB Storage Corporation		3,500.00		3,500.00
Ira Saul, PLC		2,170.00		2,170.00
Lee & Amtzis, P.L.		3,203.55		3,203.55
Paetec		2,298.41		2,298.41
Edgarbiz, Inc.		2,094.50		2,094.50
Visual Impact		1,758.50		1,758.50
Trademark Info Corporation		1,174.00		1,174.00
American Bank Note Company		1,069.88		1,069.88

1 These notes are held by VOIS. This accrual is contested and very much in doubt.

2 These legal fees are likewise contested and very much in doubt

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Robin Bresky, Esq.		917.84		917.84
RCI Financial Printing		856.00		856.00
Issuer Direct		749.57		749.57
UltraDNS Corporation		670.00		670.00
Florida Dept of Revenue		660.00		660.00
Florida Dept of State		300.00		300.00
P3XBRL		475.00		475.00
Cabletronics		240.00		240.00
NYCLE		222.00		222.00
Media General Financial Servic		215.00		215.00
Panther Express		12.22		12.22

	304,125.31	129,128.10	359,764.00	793,017.41

The Spindels have also instituted litigation in Florida state court that is likewise contested and is currently pending.

6.1(h)(i)and (iii) Tax Matters – N/A

6.1(k) – N/A

6.1(l)(ii) – N/A

6.1(m)(iii) – N/A

6.1(m)(iv) – N/A

6.1(o) – N/A

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6.1(q)(i):

Spindel lawsuits in federal court and in Florida state court;

Yamato judgment

6.1(q)(ii) & (iii) – N/A

6.1(r)(i) – N/A

6.1(r)(ii) – N/A

6.1(r)(iii) – N/A

6.1(r)(vi) – N/A

6.1(s) – N/A

6.1(t)(i) – N/A

6.1(v)(ii) – N/A

Schedule 8.3 - Stock certificates have been issued to certain contractors from time to time, in the ordinary course of business. All are listed on Stockholders List

10.1(d) – none

EXHIBIT 2

MIND SOLUTIONS STOCKHOLDER

The sole stockholder of Mind Solutions, Inc., a Nevada corporation, is Mind Solutions Inc., an Ontario corporation. Mind Solutions Inc., an Ontario corporation, holds ONE HUNDRED THOUSAND (100,000) shares of common stock of Mind Solutions, Inc., a Nevada corporation, par value $0.001 per share.

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